Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	Larry Cains
Manager, Communications	Vice President	Senior Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7045
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	larry.cains@assurant.com
FOR IMMEDIATE RELEASE
Assurant Reports Q1 2006 Net Operating Income of $164 Million ($1.24 per diluted share), and Net Income of $162 Million ($1.23 per diluted share), Both Up 42% Over 2005
New York — May 4, 2006 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the first quarter 2006.
Net income in the first quarter of 2006 increased 42% to $162.5 million, or $1.23 per diluted share, versus first quarter 2005 net income of $114.4 million, or $0.82 per diluted share.
Net operating income (see footnote 1 at the end of this release) for the first quarter of 2006 increased 42% to $163.8 million, or $1.24 per diluted share, compared to first quarter 2005 net operating income of $115.1 million, or $0.82 per diluted share.
Robert B. Pollock, president and chief executive officer, said: “We are pleased with Assurant’s strong first quarter performance, the best in our history. Tremendous results in our Solutions and Specialty Property businesses were the primary driver of improved net operating income. Our diversified specialty insurance strategy continues to deliver strong profitability and we are pleased with our progress in generating long-term profitable growth.”
Net earned premiums of $1.7 billion in the first quarter of 2006 increased 2% from the same period in 2005. Excluding the sale of the preneed U.S. independent franchise, net earned premiums would be up 5%, primarily driven by 20% net earned premium growth in Solutions and Specialty Property.
Net investment income in the first quarter of 2006 increased to $192.6 million from $164.2 million in the first quarter of 2005 primarily as a result of improved yields. Excluding $14.7 million of investment income from a real estate partnership in the quarter, the yield on average invested assets and cash and cash equivalents was 5.75% in the first quarter of 2006, compared to 5.54% in the fourth quarter of 2005, and 5.51% in the first quarter of 2005.
Reconciliation of Net operating income to Net income

	For the Three Months Ended
	March 31,	March 31,
	2006	2005
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions and Assurant Specialty Property	$97.3	$54.8
Assurant Health	45.1	49.7
Assurant Employee Benefits	19.2	16.4
Assurant Preneed	6.9	7.0
Amortization of deferred gain on disposal of businesses	5.7	7.7
Interest expense	(10.0)	(10.0)
Corporate and other	(0.4)	(10.5)

Net operating income	163.8	115.1

Adjustments:
Net realized gains (losses) on investments	(2.9)	0.3
Expenses directly related to stock offerings	—	(1.0)

Net income before cumulative effect of change in accounting principle	$160.9	$114.4

Cumulative effect of change in accounting principle	1.6	—

Net income	$162.5	$114.4

Assurant Solutions and Assurant Specialty Property
Assurant Solutions and Assurant Specialty Property first quarter 2006 net operating income was $97.3 million, up 78% from first quarter 2005 net operating income of $54.8 million. Net operating income for the first quarter 2006 increased primarily due to low combined ratios. First quarter 2006 includes $7.8 million pre tax of reimbursements received for processing and adjudicating services under the National Flood Insurance Program. Results were also favorably impacted by a 22% increase in investment income including $2.5 million pre tax of investment income from a real estate partnership and a 20% increase in fee income during the quarter.
Assurant Solutions and Assurant Specialty Property first quarter 2006 net earned premiums increased 20% to $739.2 million from $615.2 million in the same year-ago period. The increase is a result of premium growth in all of our Specialty Property businesses, especially in creditor-placed homeowners, as well as growth in Solutions’ domestic and international extended service contracts.
Assurant Health
Assurant Health first quarter 2006 net operating income decreased 9% to $45.1 million from $49.7 million in the same period in 2005. The decrease is primarily the result of a decline in small group membership and an increase in expenses aimed at growing the individual markets business. Results benefited from $7.4 million pre tax of investment income from a real estate partnership. The combined ratio for the quarter was 91.6% as a result of stable loss ratios.
Assurant Health first quarter 2006 net earned premiums of $523.4 million decreased 5% from $549.5 million in the same period in 2005, due to the decline in small group premiums. Individual medical premiums increased despite a small decline in membership.
Assurant Employee Benefits
Assurant Employee Benefits first quarter 2006 net operating income increased 17% to $19.2 million from net operating income of $16.4 million in the same period of 2005. Net operating income for the first quarter 2006 increased primarily due to improved disability and dental loss experience.
Assurant Employee Benefits first quarter 2006 net earned premiums decreased 6% to $326.1 million from $345.9 million in the same period of 2005. The decrease was driven primarily by lower sales and persistency due to changes to support the business’ small case strategy. Disability premiums include single premium amounts of $33.9 million in the quarter related to the assumption of closed blocks compared to $26.7 million in the first quarter of 2005.
Assurant Preneed
Assurant Preneed first quarter 2006 net operating income decreased 1% to $6.9 million from net operating income of $7.0 million in the same period of 2005. The first quarter includes $1.9 million pre tax of transaction expenses related to the sale of the preneed U.S. independent franchise.
Assurant Preneed first quarter 2006 net earned premiums decreased 31% to $84.0 million from $121.2 million in the same period of 2005 primarily due to the sale of the preneed U.S. independent franchise. Lower U.S. premium growth was partially offset by continued growth in Canada.

Corporate
Corporate and other net operating loss for the first quarter of 2006 was $0.4 million, compared to a loss of $10.5 million in the first quarter of 2005. The improvement in results is primarily the result of a reduction in expenses associated with the required change in accounting methodology for stock appreciation rights costs. Also, Corporate and other results include $4.8 million pre tax of investment income from a real estate partnership.
Financial Position
At March 31, 2006 total assets were $24.7 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI), was $3.6 billion and book value per diluted share, excluding AOCI, was up 4% to $27.18 from $26.25 at December 31, 2005. Debt to total capital, excluding AOCI, dropped to 21.8%.
Earnings Conference Call
Assurant will host a conference call Thursday, May 4, 2006 at 10:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: 7188715. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 12:00 P.M. (ET) on May4, 2006 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 7188715 The webcast will be archived for one month on Assurant’s website.
About Assurant
Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The five key businesses — Assurant Employee Benefits; Assurant Health; Assurant Preneed; Assurant Solutions; and Assurant Specialty Property — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended service contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.
The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than

12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com
Safe Harbor Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measure to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measure to those of other companies.
(1) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations (unaudited)
Three months Ended March 31, 2006 and 2005

	Three Months Ended March 31,
	2006	2005
	(in thousands except number of shares and
	per share amounts)
Revenues
Net earned premiums and other considerations	$1,672,653	$1,631,894
Net investment income	192,562	164,200
Net realized (loss) gain on investments	(4,452)	492
Amortization of deferred gain on disposal of businesses	8,833	11,863
Fees and other income	60,186	53,905

Total revenues	1,929,782	1,862,354
Benefits, losses and expenses
Policyholder benefits	889,679	943,524
Selling, underwriting, general and administrative expenses	782,432	726,793
Interest expense	15,315	15,314

Total benefits, losses and expenses	1,687,426	1,685,631

Income before income taxes and cumulative effect of change in accounting principle	242,356	176,723
Income tax expense	81,431	62,325

Net income before cumulative effect of change in accounting principle	160,925	114,398
Cumulative effect of change in accounting principle	1,547	—

Net income	$162,472	$114,398

Net income per share:
Basic	$1.25	$0.82
Diluted	$1.23	$0.82

Dividends per share	$0.08	$0.07

Share Data:
Basic weighted average shares outstanding	129,998,426	139,736,533

Diluted weighted average shares outstanding	132,000,306	139,833,013

Assurant, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
At March 31, 2006 (unaudited) and December 31, 2005

	March 31,	December 31,
	2006	2005
	(in thousands)
Assets
Investments and cash and cash equivalents	$12,899,640	$13,371,392
Reinsurance recoverables	4,075,817	4,447,810
Goodwill	804,889	804,864
Assets held in separate accounts	3,498,093	3,472,435
Other assets	3,402,245	3,268,952

Total assets	24,680,684	25,365,453

Liabilities
Policyholder liability	14,164,008	14,391,691
Debt	971,711	971,690
Mandatorily redeemable preferred stock	23,160	24,160
Liabilities related to separate accounts	3,498,093	3,472,435
Accounts payable and other liabilities	2,370,143	2,805,918

Total liabilities	21,027,115	21,665,894

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,575,169	3,480,060
Accumulated other comprehensive income	78,400	219,499

Total stockholders’ equity	3,653,569	3,699,559

Total liabilities and stockholders’ equity	$24,680,684	$25,365,453